COMPANY CONTACT:	Vion Pharmaceuticals, Inc. Alan Kessman, Chief Executive Officer Howard B. Johnson, President (203) 498-4210 phone

Vion Initiates Phase II Trial of Cloretazine® in Small Cell Lung Cancer

NEW HAVEN, CT, September 20, 2005 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP: VION) announced today that it had initiated a Phase II clinical trial of its anticancer agent Cloretazine® in small cell lung cancer. The objectives of the study are to determine the response rate and toxicity of Cloretazine® in patients with locally advanced or metastatic small cell lung cancer who have either not responded to or relapsed following initial treatment for the disease.

Dr. Howard Burris, investigator at the Sarah Cannon Cancer Center in Nashville, Tennessee, commented, "We are excited to be offering this promising new therapy to our patients with small cell lung cancer. Innovative therapies are needed for this difficult-to-treat patient population."

According to the American Cancer Society, lung cancer is the leading cause of cancer death, and patients with small cell lung cancer represent approximately thirteen percent of all lung cancer patients. Small cell lung cancer is frequently responsive to initial chemotherapy, but recurs quickly and remains difficult to treat with standard drugs. Patients with small cell lung cancer who do not respond to standard treatment, or who suffer a relapse after treatment, have a poor prognosis and are appropriate candidates for investigational drugs.

Alkylating agents have demonstrated activity in small cell lung cancer, and are often used as second-line treatment following cisplatin-based combinations. Cloretazine® is a novel DNA-damaging alkylating agent with broad spectrum anti-tumor activity in preclinical studies. Two Phase I trials have investigated the safety profile, maximum tolerated dose, and schedule for Cloretazine® in solid tumors. This new trial in small cell lung cancer is a multi-center Phase II study that expects to enroll up to approximately 90 patients.

Ann Cahill, Vice President, Clinical Development, stated, "We are pleased to expand our solid tumor clinical development program for Cloretazine® with the initiation of this study."

Vion Pharmaceuticals, Inc. is developing cancer therapeutics. Vion has two agents in clinical trials: Cloretazine®, a unique sulfonylhydrazine alkylating agent, is being evaluated in a Phase III trial in combination with cytarabine in relapsed acute myelogenous leukemia. Trials of Cloretazine® as a single agent in adult and pediatric brain tumors, small cell lung cancer and chronic lymphocytic leukemia, and in combination with temozolomide in hematologic malignancies, are also underway. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in combination with gemcitabine in a Phase II trial in pancreatic cancer, and additional trials sponsored by the National Cancer Institute. In preclinical studies, Vion is also evaluating KS119W, a hypoxia-selective compound from the sulfonylhydrazine class, and heterocyclic hydrazones. The Company also is seeking development partners for TAPET®, its modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the Company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2004. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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